Exhibit (d)(A)
SHAREHOLDERS AGREEMENT
     THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of this 19th of May, 2011, by and among Bireme Limited, a Cayman Islands exempted company with registered address of c/o Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111 Cayman Islands (the “Company”), Ritsuko Hattori-Roche with an address of c/o Codan Trust Company (Cayman) Islands, Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111, Cayman Islands (“Hattori-Roche”), and Dongie Yang with an address of Suite 17A, 3Building, Guancai Int’l Apartment, 18 Gongti Xi Lu, Chaoyang District, Beijing, China (“Yang”, and together with Hattori-Roche, the “Shareholders”).
W I T N E S S E T H :
     WHEREAS, Hattori-Roche is the owner of Eight Thousand Seven Hundred Seventy (8,770) shares in the Company;
     WHEREAS, Yang is the owner of One Thousand Two Hundred Thirty (1,230) shares in the company; and
     WHEREAS, the Shareholders believe it to be in the best interests of the Company and the Shareholders to provide for the voting rights and the Transfer (as defined below) of the Stock (as defined below) in certain circumstances on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto hereby further agree as follows:
     1. Definitions. All capitalized terms used in this Agreement shall have the meanings assigned to them elsewhere in this Agreement or as specified below:
          (a) “Closing” shall have the meaning set forth in Section 4(a) hereof.
          (b) “Disability” or “Disabled” shall mean a Shareholder’s total and permanent disability due to either mental or physical causes for a period of not less than twelve (12) consecutive months. The Company and the non-Disabled Shareholder shall be furnished with acceptable medical evidence of a Shareholder’s Disability. Acceptable medical evidence shall be a written certification furnished by a physician reasonably satisfactory to both the Company and the non-Disabled Shareholder certifying that the Shareholder is then incapable of performing his or her customary duties on behalf of the Company. If the parties cannot agree upon a physician to make the necessary examination and certification, the parties shall submit the matter to the president (or, if such position does not exist, the equivalent thereof) of the local medical society nearest to the place where the Shareholder is then physically located to have a physician designated to make such examination and certification, which shall be binding. The Company shall pay for any expenses relating to said examination and certification.
          (c) “Divorcing Spouse” shall have the meaning set forth in Section 3(c) hereof.
          (d) “Fair Market Value” shall mean the value of the Stock, as determined by a licensed professional business appraiser selected and paid for by the Company upon the request of any party engaged in a Transfer requiring the determination of Fair Market Value hereunder, with experience in business appraisals for similar types of companies, who customarily works in the geographic area in which the Company’s business is located. Such value shall not reflect any minority discounts, marketability discounts, blockage discounts, control premiums, or other adjustments from the fair market value of a unified one hundred percent (100%) interest in the Company.
          (e) “Legal Representative” shall mean the executor, the administrator, or the successor-in-interest of a deceased or Disabled (if such Disability renders the Shareholder unable to perform under this Agreement) Shareholder (or such Shareholder’s estate), or the representative or trustee of a bankrupt Shareholder.
          (f) “Person” shall mean an individual, a corporation, a limited liability company, a partnership, a joint venture, a trust, a foundation, an association, an unincorporated organization, a government or any agency or political subdivisions thereof or therein, or any other entity.
          (g) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
          (h) “Seller” shall have the meaning set forth in Section 4(a) hereof.
          (i) “Stock” shall mean issued and outstanding shares of the Company.
          (j) “Transfer” shall have the meaning set forth in Section 2(a) hereof.
     2. Transfers.
          (a) Each Shareholder agrees that, except as otherwise specifically provided in this Agreement, neither the Shareholder nor the Shareholder’s Legal Representatives or successors shall sell, donate, assign, assign as collateral, charge, pledge, hypothecate, encumber, suffer to be encumbered, transfer, or otherwise dispose of in any manner whatsoever, whether voluntarily or involuntarily or by operation of law or otherwise, or attempt or agree to do any of the foregoing actions (“Transfer”) any shares of Stock or any interest therein which the Shareholder now owns or which the Shareholder may hereafter acquire. Any attempt to make or agreement to make any Transfer in contravention of the provisions of this Agreement shall be null and void.
          (b) Notwithstanding the restrictions on Transfer contained in this Section 2, the following Transfers are permitted under this Agreement:
               (i) Any Transfer by Hattori-Roche, including, without limitation, the charge of Stock owned by Hattori-Roche pursuant to that certain Share Charge, dated as of May 19, 2011, by and between Hattori-Roche and Robert W. Roche, as Trustee of the Robert W. Roche 2009 Declaration of Trust;
               (ii) Any Transfer by Yang, which Transfer is approved in writing by Hattori-Roche, which approval may be withheld, conditioned, or delayed in the sole and absolute discretion of Hattori-Roche;
               (iii) The charge of Stock owned by Yang pursuant to that certain Share Charge, dated as of May 30, 2011, by and between Yang and Hattori-Roche; and
               (iv) Transfers contemplated by Section 3 of this Agreement;
provided, however, that the assignor and assignee shall execute and deliver to the Company and the other Shareholder instruments of assignment in form and substance reasonably satisfactory to the Company and the other Shareholder to effect such Transfer and to confirm that (A) the assignee agrees to be bound by the provisions of this Agreement, and (B) the Transfer may lawfully be made without registration under the Securities Act.
For purposes of absolute clarity, any attempt or agreement to Transfer by Yang without the prior written approval of Hattori-Roche shall be null and void.
     3. Death; Disability; Divorce; Bankruptcy; Sale to Unrelated Third Party.
          (a) Death of Yang.
               (i) Upon the death of Yang, Hattori-Roche shall have the right to buy the Stock owned by Yang at the time of Yang’s death. In the event Hattori-Roche exercises the aforesaid right to buy the Stock owned by Yang at the time of Yang’s death, the Legal Representative of Yang shall sell to Hattori-Roche all (but not less than all) of the Stock owned by

Yang at the time of Yang’s death. The purchase price for Yang’s Stock shall be as set forth in Section 3(a)(ii) and shall be paid upon the terms and conditions as set forth in Section 3(a)(iii).
               (ii) In the event Hattori-Roche exercises her right under Section 3(a)(i) and purchases Yang’s Stock, Hattori-Roche shall do so for an amount equal to the Fair Market Value of Yang’s Stock.
               (iii) Upon the purchase of Yang’s Stock by reason of Yang’s death, the purchase price shall be paid in accordance with the following. Hattori-Roche shall at Closing deliver to the Legal Representative of Yang a negotiable promissory note in an amount equal to the purchase price, payable in sixty (60) equal monthly installments of principle and interest. Said promissory note shall be made payable to the person or entity designated by the Legal Representative. The first installment shall be due on the first day of the first month that is at least one (1) month after the date of Closing. The remaining installments shall be due at intervals of one (1) month thereafter. The promissory note shall provide for the payment of interest on the unpaid principal amount thereof at the lowest rate of interest that will avoid the imputation of interest by the Internal Revenue Service. The promissory note shall be subject to prepayment, in whole or in part, at any time, without premium or penalty. In addition, the promissory note shall provide that in the event of default in the payment of any installment when due, and if such default continues for fifteen (15) days after written notice thereof shall have been served upon the maker, the entire unpaid principal amount thereof and accrued interest thereon shall become immediately due and payable. Payments in accordance with this Section 3(a)(iii) shall constitute payment in full by Hattori-Roche of all obligations owed hereunder to Yang, Yang’s named beneficiary, estate, and/or Legal Representative; provided, however, that Hattori-Roche shall cause any indebtedness of the Company to Yang to be paid in full to the Legal Representative of Yang at Closing.
          (b) Disability of Yang.
               (i) If Yang shall become Disabled, Hattori-Roche shall have the right, by delivery of written notice to Yang or Yang’s Legal Representative within sixty (60) days immediately following the final determination of Disability, to purchase Yang’s Stock for an amount equal to the Fair Market Value of Yang’s Stock, payable by means of a negotiable promissory note, payable to Yang in sixty (60) equal monthly installments of principal and interest. The first installment shall be due on the first day of the first month that is at least one (1) month after the date of Closing. The remaining installments shall be due at intervals of one (1) month thereafter. The promissory note shall provide for the payment of interest on the unpaid principal amount thereof at the lowest rate of interest that will avoid the imputation of interest by the Internal Revenue Service. The promissory note shall be subject to prepayment, in whole or in part, at any time, without premium or penalty. In addition, the promissory note shall provide that in the event of default in the payment of any installment when due, and if such default continues for fifteen (15) days after written notice thereof shall have been served upon the maker, the entire unpaid principal amount thereof and accrued interest thereon shall become immediately due and payable. Payments in accordance with this Section 3(b)(i) shall constitute payment in full by Hattori-Roche of all obligations owed hereunder to Yang, Yang’s named beneficiary, estate, and/or Legal Representative; provided, however, that Hattori-Roche shall cause any indebtedness of the Company to Yang to be paid in full to the Legal Representative of Yang at Closing.
               (ii) In the event that Hattori-Roche does not purchase Yang’s Stock in accordance with Section 3(b)(i), Yang or his Legal Representative shall thereafter have the right to transfer the Stock without restriction; provided, however, that upon receiving a bona fide arm’s length offer from an unrelated third party purchaser, Yang or his Legal Representative shall deliver to Hattori-Roche a written “Notice of Offer to Sell” all (but not less than all) of Yang’s Stock, together with a copy of the original offer to purchase received by Yang or his Legal Representative. Within thirty (30) days of receiving the Notice of Offer to Sell, Hattori-Roche may elect, by written notice to Yang or his Legal Representative, to purchase all of Yang’s Stock at the purchase price set forth and on the same terms as the original offer received by Yang or his Legal Representative. Payments in accordance with this Section 3(b)(ii) shall constitute payment in full by Hattori-Roche of all obligations owed hereunder to Yang, Yang’s named beneficiary, estate, and/or Legal Representative; provided, however, that Hattori-Roche shall cause any indebtedness of the Company to Yang to be paid in full to Yang or his Legal Representative at Closing.
          (c) Divorce of Yang. In the event that, pursuant to divorce proceedings, a court of competent jurisdiction orders all or a portion of the Stock owned by Yang to be transferred as a marital asset to Yang’s spouse (the “Divorcing Spouse”) (i.e., as opposed to awarding the Divorcing Spouse cash in an amount equal to the value of such Stock), the following provisions shall apply:
               (i) Yang shall purchase such Stock from the Divorcing Spouse on the thirtieth (30th) day following the court’s order, at the value assigned to such Stock by the court, subject to the court’s approval.
               (ii) If the court has not assigned a value to such Stock, Yang shall purchase such Stock from the Divorcing Spouse at Fair Market Value, on the thirtieth (30th) day following the determination of Fair Market Value, subject to the court’s approval.

               (iii) In the event the court fails to approve Yang’s purchase of Stock from the Divorcing Spouse in accordance with Section 3(c)(i) or Section 3(c)(ii), Hattori-Roche shall have the right, by delivery of written notice to the Divorcing Spouse within sixty (60) days immediately following the court’s decision refusing such approval, to purchase the Divorcing Spouse’s Stock for an amount equal to the Fair Market Value of Yang’s Stock, payable by means of a negotiable promissory note, payable to the Divorcing Spouse in sixty (60) equal monthly installments of principal and interest. The first installment shall be due on the first day of the first month that is at least one (1) month after the date of Closing. The remaining installments shall be due at intervals of one (1) month thereafter. The promissory note shall provide for the payment of interest on the unpaid principal amount thereof at the lowest rate of interest that will avoid the imputation of interest by the Internal Revenue Service. The promissory note shall be subject to prepayment, in whole or in part, at any time, without premium or penalty. In addition, the promissory note shall provide that in the event of default in the payment of any installment when due, and if such default continues for fifteen (15) days after written notice thereof shall have been served upon the maker, the entire unpaid principal amount thereof and accrued interest thereon shall become immediately due and payable. Payments in accordance with this Section 3(c)(iii) shall constitute payment in full by Hattori-Roche of all obligations owed hereunder to Yang, the Divorcing Spouse, the Divorcing Spouse’s named beneficiary, estate, and/or Legal Representative; provided, however, that Hattori-Roche shall cause any indebtedness of the Company to Yang or the Divorcing Spouse to be paid in full to Yang or the Divorcing Spouse, as the case may be, at Closing.
               (iv) In the event that Hattori-Roche does not purchase the Divorcing Spouse’s Stock in accordance with Section 3(c)(iii), the Divorcing Spouse shall thereafter have the right to transfer the Divorcing Spouse’s Stock without restriction; provided, however, that upon receiving a bona fide arm’s length offer from an unrelated third party purchaser, the Divorcing Spouse shall deliver to Hattori-Roche a written “Notice of Offer to Sell” all (but not less than all) of the Divorcing Spouse’s Stock, together with a copy of the original offer to purchase received by the Divorcing Spouse. Within thirty (30) days of receiving the Notice of Offer to Sell, Hattori-Roche may elect, by written notice to the Divorcing Spouse, to purchase all of the Divorcing Spouse’s Stock at the purchase price set forth in and on the same terms as the original offer received by the Divorcing Spouse. Payments in accordance with this Section 3(c)(iv) shall constitute payment in full by Hattori-Roche of all obligations owed hereunder to Yang, the Divorcing Spouse, the Divorcing Spouse’s named beneficiary, estate, and/or Legal Representative; provided, however, that Hattori-Roche shall cause any indebtedness of the Company to Yang or the Divorcing Spouse to be paid in full to Yang or the Divorcing Spouse, as the case may be, at Closing.

               (v) The spouse of Yang has agreed to be bound by the terms and conditions of this Section 3(c) by executing the joinder to this Agreement. In the event that the court fails to approve Yang’s purchase of Stock from the Divorcing Spouse in accordance with Section 3(c)(i) or Section 3(c)(ii), such Divorcing Spouse hereby agrees to be bound by the provisions of this Agreement.
          (d) Bankruptcy of Yang.
               (i) Subject to the approval of the bankruptcy court, if Yang shall become bankrupt, Hattori-Roche shall have the right, by delivery of written notice to Yang or Yang’s Legal Representative within sixty (60) days immediately following the commencement of bankruptcy proceedings, to purchase Yang’s Stock for an amount equal to the Fair Market Value of Yang’s Stock, payable by means of a negotiable promissory note, payable to Yang in sixty (60) equal monthly installments of principal and interest. The first installment shall be due on the first day of the first month that is at least one (1) month after the date of Closing. The remaining installments shall be due at intervals of one (1) month thereafter. The promissory note shall provide for the payment of interest on the unpaid principal amount thereof at the lowest rate of interest that will avoid the imputation of interest by the Internal Revenue Service. The promissory note shall be subject to prepayment, in whole or in part, at any time, without premium or penalty. In addition, the promissory note shall provide that in the event of default in the payment of any installment when due, and if such default continues for fifteen (15) days after written notice thereof shall have been served upon the maker, the entire unpaid principal amount thereof and accrued interest thereon shall become immediately due and payable. Payments in accordance with this Section 3(d)(i) shall constitute payment in full by Hattori-Roche of all obligations owed hereunder to Yang, Yang’s named beneficiary, estate, and/or Legal Representative; provided, however, that Hattori-Roche shall cause any indebtedness of the Company to Yang to be paid in full to Yang or Yang’s Legal Representative at Closing.
               (ii) Subject to the approval of the bankruptcy court, in the event Hattori-Roche does not purchase Yang’s Stock in accordance with Section 3(d)(i), Yang or his Legal Representative shall thereafter have the right to transfer Yang’s Stock without restriction; provided, however, that upon receiving a bona fide arm’s length offer from an unrelated third-party purchaser, Yang or Yang’s Legal Representative shall deliver to Hattori-Roche a written “Notice of Offer to Sell” all (but not less than all) of Yang’s Stock, together with a copy of the original offer to purchase received by Yang or Yang’s Legal Representative. Within thirty (30) days of receiving the Notice of Offer to Sell, Hattori-Roche may elect, by written notice to Yang or Yang’s Legal Representative, to purchase all of Yang’s Stock at the purchase price set forth in and on the same terms as the original offer received by Yang or Yang’s Legal Representative. Payments in accordance with this Section 3(d)(ii) shall constitute payment in full by Hattori-Roche of all obligations owed hereunder to Yang, Yang’s named beneficiary, estate, and/or Legal Representative; provided, however, that Hattori-Roche shall cause any indebtedness of the Company to Yang to be paid in full to Yang or Yang’s Legal Representative at Closing.
          (e) Sale by Yang to an Unrelated Third Party.
               (i) Consistent with Section 2 hereof, any attempt or agreement to Transfer the Stock by Yang without the prior written approval of Hattori-Roche shall be null and void and without effect. The parties hereto expressly agree and acknowledge that Hattori-Roche may withhold, condition, or delay such approval in Hattori-Roche’s sole and absolute discretion.
               (ii) In the event Yang receives a bona fide arm’s length offer from an unrelated third-party purchaser to purchase any of Yang’s Stock, Yang shall deliver to Hattori-Roche a written “Notice of Offer to Sell” all (but not less than all) of Yang’s Stock, together with a copy of the original offer to purchase received by Yang. Within thirty (30) days of receiving the Notice of Offer to Sell, Hattori-Roche may elect, by written notice to Yang, to purchase all of Yang’s Stock at the purchase price set forth in and on the same terms as the original offer received by Yang. Payments in accordance with this Section 3(e)(ii) shall constitute payment in full by Hattori-Roche of all obligations owed hereunder to Yang, Yang’s named beneficiary, estate, and/or Legal Representative; provided, however, that Hattori-Roche shall cause any indebtedness of the Company to Yang to be paid in full to Yang at Closing.
               (iii) In the event Hattori-Roche does not purchase Yang’s Stock in accordance with Section 3(e)(ii), Yang shall thereafter have the right to transfer Yang’s Stock pursuant to the original offer to purchase received by Yang and furnished to Hattori-Roche via the Notice of Offer to Sell; provided, however, that Hattori-Roche must approve such sale of Yang’s Stock in writing within sixty (60) days of receiving the Notice of Offer to Sell. In the event Hattori-Roche does not grant such written approval, for any reason whatsoever, to Yang within sixty (60) days of receiving the Notice of Offer to Sell, Yang shall not transfer Yang’s Stock.
     4. Closing.
          (a) At the time of closing (the “Closing”), as set forth more fully in Sections 4(b), (c), (d), (e), and (f) below, the transferring party (i.e., Yang, Yang’s Legal Representative, or the Divorcing Spouse, as the case may be) (the “Seller”) shall execute and deliver to Hattori-Roche such certificates, assignments, and other instruments as are necessary and proper to transfer to Hattori-Roche full and complete title to the Seller’s Stock; provided, however, that in the event the entire purchase price is not paid in cash at Closing, Hattori-Roche shall forthwith pledge or charge all of such Stock to the Seller as collateral security for the payment of the purchase price. All Stock and Stock certificates so charged shall be held by Hattori-Roche;

provided, however, that such Stock certificates (if any) shall be sufficiently marked to the reasonable satisfaction of the Seller as collateral security for the payment of the purchase price. So long as Hattori-Roche is not in default with respect to the payment of the purchase price, Hattori-Roche shall be entitled to exercise any and all voting and other consensual rights pertaining to the purchased shares of Stock and shall be entitled to receive and retain any cash dividends paid or distributed with respect thereto, and all of the incidents of ownership of such shares of Stock shall be enjoyed solely by Hattori-Roche. The agreement evidencing such charge as security shall be subject to the approval of the respective counsel of the Seller and Hattori-Roche, which approval shall not be unreasonably withheld, conditioned, or delayed.
          (b) The date of Closing for the purchase of Yang’s Stock under Section 3(a) above shall be sixty (60) days after the issuance of letters of administration to the Legal Representative of Yang.
          (c) The date of Closing for the purchase of Yang’s Stock under Section 3(b) above shall be thirty (30) days after the date that Hattori-Roche elects, by written notice, to purchase all of Yang’s Stock in accordance with Section 3(b)(i) or Section 3(b)(ii), as the case may be.
          (d) The date of Closing for the purchase of a Divorcing Spouse’s Stock under Section 3(c) above shall be thirty (30) days after the date that Hattori-Roche elects, by written notice, to purchase all of the Divorcing Spouse’s Stock in accordance with Section 3(c)(iii) or Section 3(c)(iv), as the case may be.
          (e) The date of Closing for the purchase of Yang’s Stock under Section 3(d) above shall be thirty (30) days after the date that Hattori-Roche elects, by written notice, to purchase all of Yang’s Stock in accordance with Section 3(d)(i) or Section 3(d)(ii), as the case my be.
          (f) The date of Closing for the purchase of Yang’s Stock under Section 3(e) above shall be thirty (30) days after the date that Hattori-Roche elects, by written notice, to purchase all of Yang’s Stock in accordance with Section 3(e)(ii).
          (g) Notwithstanding Sections 4(b), (c), (d), (e), and (f) above, in the event that the date of Closing as stated above shall fall on a legal holiday in the Cayman Islands, the date of Closing shall be the next business day. Unless otherwise agreed by the Seller and Hattori-Roche, Closing shall take place at 10:00 a.m. on the date of Closing at the Cayman Islands office of Conyers, Dill & Pearman.

     5. Transfers by Hattori-Roche.
          (a) Right to Transfer Without Restriction. Hattori-Roche shall at times have the right to Transfer Hattori-Roche’s Stock without restriction.
          (b) Drag Along Rights in Favor of Hattori-Roche. In the event Hattori-Roche accepts a bona fide arm’s length offer from an unrelated third party purchaser to purchase Hattori-Roche’s Stock, Hattori-Roche may (but shall not be required to) compel Yang to join in said sale and sell Yang’s Stock at the same price, adjusted pro rata per share, and upon the same terms and conditions as accepted by Hattori-Roche. Within ten (10) days of accepting the offer to purchase, Hattori-Roche shall provide written notice to Yang specifying the name of the purchaser, the proposed consideration per share of Stock, and all material terms of the proposed purchase and sale. In such case, Yang shall be obligated to sell Yang’s shares to the purchaser at the same price, adjusted pro rata, and upon the same terms and conditions as accepted by Hattori-Roche. Upon receipt of the aforesaid written notice, Yang shall take all steps necessary to effectuate and complete any sale contemplated by this Section 5(b).
          (c) No Tag Rights Along in Favor of Yang. Notwithstanding Section 5(b) above, Yang shall have no right to participate in any sale of Stock by Hattori-Roche. Any participation by Yang in such sale of Stock by Hattori-Roche shall occur in the sole and absolute discretion of Hattori-Roche. Nothing contained in this Agreement shall be construed as creating any tag along rights in favor of Yang.
     6. Termination. This Agreement shall terminate upon the occurrence of any of the following events:
          (a) Cessation of all activities by the Company;
          (b) The execution of a written instrument by the parties hereto agreeing to the termination of this Agreement;
          (c) Bankruptcy, general assignment for the benefit of creditors, receivership, liquidation or dissolution of the Company;
          (d) The death of all of the Shareholders simultaneously or within a period of sixty (60) days of each other; or
          (e) The disposal by all but one of the Shareholders of their Stock in the Company pursuant to this Agreement.

     7. Severability. If any provisions of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.
     8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands without regard to the conflicts of laws principles thereof.
     9. Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, Legal Representatives, and heirs.
     10. Communications. All communications provided for herein shall be hand delivered or sent by an internationally recognized overnight courier, addressed as follows:
(a)	If to the Company:

c/o Codan Trust Company (Cayman) Limited Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111, Cayman Islands

(b)	If to Hattori-Roche:

c/o Codan Trust Company (Cayman) Islands Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman KY1-1111 Cayman Islands

(c)	If to Yang:

Suite 17A, 3Building, Guancai Int’l Apartment 18 Gongti Xi Lu Chaoyang District Beijing, China
          The address of the Company and the Shareholders may be changed at any time upon written notice to the other parties as provided herein. Any communication provided for herein shall become effective: if delivered by hand, upon delivery; if mailed by an internationally recognized overnight courier, upon receipt by the addressee; or if by national recognized overnight courier, upon receipt of delivery, as evidenced by signed receipt.
     11. Changes. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of all the parties hereto. Any rights applicable to any Shareholder may be waived by such Shareholder without the consent of the Company or the other Shareholder. Any waiver shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.
     12. Captions. The captions herein are inserted for convenience only and shall not define, limit, extend, or describe the scope of this Agreement or affect the construction hereof.
     13. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms and the singular form of names and pronouns shall include the plural and vice-versa.
     14. Entire Agreement. This Agreement (as the same may be amended from time to time) constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements relating to the subject matter hereof.
     15. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or e-mail (i.e., via PDF), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank — Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Shareholders Agreement as of the date first set forth above.

COMPANY: BIREME LIMITED
By:	/s/ Ritsuko Hattori-Roche
	Name:	Ritsuko Hattori-Roche
	Title:	Director

SHAREHOLDERS:
/s/ Ritsuko Hattori-Roche
RITSUKO HATTORI-ROCHE

/s/ Dongjie Yang
DONGJIE YANG

JOINDER
     For good and valuable consideration, the receipt of which is hereby acknowledged, as an inducement for the Shareholders and the Company entering into this Agreement, and for the mutual benefits to be gained hereby, the undersigned spouse of Yang is hereby joined as a party to this Agreement insofar as she agrees to be bound by the terms and conditions of Section 3(c) of this Agreement, her signature below having the same effect as a signature to the Agreement and constituting a part thereof.

/s/ Zhongqiu Cui
ZHONGQIU CUI